Sino Gas Third Quarter 2008 Earnings Conference Call

Mr. Yu-Chuan Liu, President and CEO; Mr. Yugang Zhang, CFO;
Mr. Zhou Jiang, Director of IR

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Good morning everyone and welcome to Sino Gas’ earnings conference call for the third quarter of 2008.I’m Yugang Zhang, the CFO of this company. With us today are the company’s Chairman and CEO, Mr. Yu-chuan Liu, and IR Director, Mr. Zhou Jiang.

Before I turn the call over to Mr. Liu, may I remind our listeners that in this call, management’s prepared remarks contain forward-looking statements, which are subject to risks and uncertainties, and management may make additional forward-looking statements in response to your questions. Therefore, the Company claims the protection of the safe harbor for forward-looking statements that is contained in the Private Securities Litigation Reform Act of 1995. Actual results may differ from those discussed today, and therefore we refer you to a more detailed discussion of the risks and uncertainties in the Company’s filings with the Securities & Exchange Commission.In addition, any projections as to the Company’s future performance represent management’s estimates as of today, November 18, 2008. Sino Gas assumes no obligation to update these projections in the future as market conditions change.

And now it’s my pleasure to turn the call over to Sino Gas’ Chairman and CEO, Mr. Liu for opening remarks. And Mr. Jiang Zhou, IR director, will translate Mr. Liu’s introduction.

刘总：

女士们、先生们，早上好。欢迎来到中燃伟业 08 年第三季度经营结果电话会议。

Good morning ladies and gentlemen and welcome to Sino Gas’ third quarter of 2008 earnings results conference call.

我们 08 年第三季度的的收入相对于 07 年第三季度略有下降. 相比 07 年 1 至 9 月，我们 08 年前三个季度的收入增长了 36.9%，这个增长主要归功于我们 2008 年前三个季度的销气量比 07 年同期增加了 75.8%。

Our revenue of the third quarter of 2008 decreased slightly compared with the third quarter of 2007. The total revenue of the past three quarter of 2008 increased 36.9%, as was mainly due to the 75.8% more gas sold compared with the same period of 2007. Gas sales during the same period amounted to25.9 million cubic meters, or $8,593,097. Gas sales during the same period of last year amounted to 18.18 million cubic meters, or $4,888,896.

第三季度盈利 104 万美元. 因为管理费用和所得税的增加和一些偶然性支出的原 因，以及接口费毛利的下降，前三个季度盈利 65 万美元。

In the third quarter, the company made a profit of $1.04 Million. Because of the increase of the management expensesôsome significant contingent expenses, higher income tax expense, and lower gross profit generated from connection fee, net income of the first three quarters felt to $656,031.

虽然从收入的角度看，公司的增长依然保持了很高的速度，但是因为资本市场的恶化，我们的融资原计划一季度到位，但是到现在也未到，影响了公司的流动资金，导致了公司的利润下滑。而且中国近一年的高 CPI 也导致了紧缩的货币政策，房地产市场受到很大影响，我们的一些施工被迫推迟。所以在融资无法按时完成的情况下，我们今年的利润目标会完不成了。但是从长期角度来看，市场的需求还在，并且中国政府继续支持绿色能源，所以对于公司的长期前景我们依然谨慎的乐观。

Although the company kept its high growth rate from the perspective of revenue, the deterioration of the capital market has put stop on our debt financing which was planned to finish in the first quarter. This has postponed our expansion plan, reduced our working capital and resulted in profit declining. And the tight monetary policy targeting the high CPI imposed by Chinese government has lasted for more than one year. This has great impact on the real estate market, and delayed some of our construction work. We can’t achieve the profit target set at the beginning of the year, which was based on the assumption that the company could secure the debt financing. However, we see the demand of the market will not change in the long run, and Chinese government continues to support use of clean energy. Therefore, we are cautiously optimistic about the future of our company.

在现在的中小型城市的天然气分销市场中，Sino Gas 的强大管理团队和全面的发展战略能够保证我们在这个新兴行业中占据着一个很好的位置。

In the natural gas distribution marketplace of small and mid-sized cities, with strong management team and comprehensive business strategy for growth, Sino Gas has well positioned itself in this growing industry.

那么我现在请我们的 CFO 张宇纲先生对我们的运营和财务状况做一详细报告。

Now I would like to give this meeting over to our CFO, Mr. Zhang for a detailed presentation of our latest operations and financial results.

谢谢。

Thank you, Mr. Liu. I am Yugang Zhang, CFO of the company. I will start the conference call with this quarter results, and then the first three quarter results.

Third Quarter 2008 Results

In the third quarter, the company made a profit of 1.04 Million USD.

During the third quarter, revenue was $5.44 million, slightly down 3.75% from $5.65 million in the third quarter of 2007.

Connection fees were $3.4 million, down 15.23% from the third quarter of 2007, and accounted for 62.5% of our revenues.

We connected 6,857 new households in the third quarter of 2008, 54% decrease compared with the same quarter of last year. In the third quarter of 2007, we connected 15,043 new households.

Gas sales in the third quarter of 2008 were $2.04 million, up 24.31% from sales of $1.64 million in the third quarter of 2007, and accounted for 37.48% of our revenues in the quarter.

Gross margin in the third quarter of 2008 was 41.91%, compared to 65.23% in the third quarter of 2007. The overall decrease in gross profit was driven by the decrease of connection fee, which has high margin, average between 70% to 75% gross margin.

Gross profit for the three months ended September 30, 2008 decreased 38.16%, to $2.28 million from $3.69 million in the third quarter of 2007. The overall decrease in gross profit was driven by the decrease of gross margin.

Operating expenses (SG&A) in the third quarter of 2008 were $0.88 million, up about 10% from $0.80 million in the third quarter of 2007. Operating expenses in the quarter increased, because of the increased staff salaries, social insurance costs, travel and communications expenses, and increased depreciation costs associated with the fixed assets investment.

For 2008, the income tax rate applicable to Beijing Gas, the main subsidiary of Sino Gas in China, is currently 25% due to the change of income tax law in China. The income tax rate was 7.5% in the same period of last year. The income tax expense is $418 thousands in this quarter, compared with $228 thousand in the same period of last year.

Net income after tax for the third quarter of 2008 was $1.04 million, a decrease of 60.4% from $2.63 million in the third quarter of 2007.

YTD the three quarter Results of 2008

Revenue in the past three quarters of 2008 was $14.9 million, up 36.9% from $10.9 million in 2007.

It is encouraging that revenue from gas sales was $8.59 million, up 75.8% from $4.89 million in 2007, equal to 57.7% of revenues. Gas sales were 25.9 million cubic meters in past three quarters of 2008, a 42.3% increase from 18.2 million cubic meters in the same period of 2007. Given long term concession right our operations have in different cities in China, we foresee stable cash flow generating from gas sales in the years to come.

A total of 18,543 new residential households were connected in the past three quarters of 2008, a decrease of 14.3% from 21,629 new residential households connected in the same period of 2007.

During the past two years, Chinese government implemented a series of policies and regulations to curb inflation and property market. This has resulted in slowdown of real estate market in China. This, in turn, has negatively affected Real Estate developers, our customers, to grant new contracts to us to perform new gas connection service.

Moreover, with stringent bank lending policies imposed by Chinese government in recent years over concerns on economy overheating and real estate bubble, together with worldwide financial crunch this year, it becomes very difficult for a lot of companies, including Sino Gas to borrow fund both domestically and internationally to develop new projects and maintain its growth this year.

Gross profit for the past three quarters of 2008 was $5.21 million, almost flat, compared with $5.19 million in 2007. The overall increase of gross profit generated from gas sale was offset by the decrease of gross profit generated from connection fee. Gross margin in 2008 was 34.5%, compared to 47.7% in 2007 due to the decrease of connection fee. The gross margin of Connection fee is much higher than that of Gas Sales.

Our sale and marketing expenses in the nine months ended September 30, 2008 were $594.6 thousand and approximately 3.99% of our net sales, compared with $376.2 thousand and about 3.46% of net sales during the same period of 2007. This increase of sale and marketing expenses was principally due to increases in marketing-related fees, including travel and communications.

We incurred significant amount of contingent expenses this year, which we have explained during our second quarter earnings release. The contingent expenses included the penalties and interests of late registration and late effectiveness of $481.8 thousand, the fee of legal counsel relating to pending registration and financial consultant of $344.5 thousand, and the escrow account expenses of $246.2 thousand. Engaging E&Y’s service on the Sarbanes-Oxley (SOX) compliance also cost the company about $140 thousand. That’s about $1.2 million extra cost in total compared with last year.

For 2008, the income tax rate applicable to Beijing Gas, the main subsidiary of Sino Gas in China, is currently 25% due to the change of income tax law in China. The income tax rate was 7.5% in the same period of last year. The income tax expense is $720 thousands, compared with $255 thousand in the same period of last year. Income tax expense alone is $465 thousands higher than last year.

Net income after tax for the first three quarters of 2008 was $0.66 million, compared to $3.25 million in 2007. Operating margin was 4.4% in 2008 compared to 29.9% in 2007.

Balance Sheet and Cash Flow

As of September 30, 2008, the Company had $6.54 million in cash and cash equivalents. Shareholders' equity on September 30, 2008 was $54.8 million, compared to $50.8 million on December 31, 2007. The Company generated a positive $3.56 million in cash from operating activities in the third quarter of 2008, compared to a positive $4.53 million in the same quarter of 2007. Cash from investing activities was $2.78 million in the third quarter of 2008, compared to $8.96 million in the same quarter of 2007.

The company has $4.4 million in short-term bank loans as of September 30, 2008.

As of September 30, 2008, there were 26,769,291 common shares outstanding, and 31,169,437 diluted shares.

Outlook

As I just explained, the slowdown of real estate market and unfavorable capital market is affecting our operation and business strategy. The slowdown of real estate market will continue in the near future, and we can’t see the capital market will improve in the near future either.

At the beginning of this year, we were planning to raise capital through debt financing and expand into a large-sized city, Baoding City, and two or three smaller cities in 2008. Baoding is one of the largest cities in Hebei province of China. Sino Gas planed to acquire Baoding Gas Company and had paid RMB 30 million as deposit according to the agreement. Due to the market condition and impact of US financial market deterioration, Sino Gas could not secure financing required for the acquisition. In the third quarter, Sino Gas has received the full deposit of RMB 30 million back. Based on the current condition of capital market, we have already halted the plan of expansion into large-sized city in China for the time being.

However, we will continue to focus on expanding into small and medium size cities where there is less competition in obtaining franchises. On Sep 9th 2008, Beijing Zhongranweiye Gas Co., Ltd. a fully owned subsidiary of Sino Gas International Holdings, signed franchise agreement with the government of Guyuan County of Zhangjiakou City. The franchise agreement grant the company exclusive right to develop the natural gas distribution network and supply natural gas in the operational location for 30 years.

Going forward, Sino Gas will focus on the existing projects, explore their potentials, improve operating efficiency and cost structure, and maximize the return.

Recently Chinese government has changed its policy, and put boosting overall economy and helping businesses as its top priority.
In recent months, Chinese government has adopted new policy to address the slowdown of real estate market, such as reducing stamp duties, transactions fees, lowering interest rate, and loosening bank lending policy. In recent weeks, to counter the slowdown of overall economy, Chinese government has decided to inject massive stimulus package worth of US 600 Billion into its economy on domestic consumption, infrastructure spending, health care reform, export incentives and real estate development. It is very encouraging that the Chinese government will make every effort and take good use of its nearing 2 trillion dollars of foreign currency reserve to maintain its GDP growth and boosting its economy

Those policies and regulations will definitely have profound impact on our operation in the long run.

In the past several years, Sino Gas has strategically and geographically positioned itself in China. The company has built good foundation for the company to get to the next level. The company currently operates on 33 projects in different parts of China, including 27 projects with concession right. Those projects offer Sino Gas the market potential of over 1 million addressable households. As of today, Sino Gas has developed 112,251 household, which represents about 10% of the total addressable household.
Sino Gas has experienced management team with solid industry background. Moreover, Sino Gas has good marketing team, who has proven track records to get good projects in targeted market.

In summary, we are cautiously optimistic about our future and will continue to expand further in our existing markets and explore new opportunities.

Thank you.

With that, I will now open the call to your questions. Operator, please?

(Q&A session)